UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2007

VITESSE SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-31614 (Commission File Number)	77-0138960 (IRS Employer Identification No.)
741 Calle Plano, Camarillo, California (Address of principal executive offices)	93012 (Zip Code)

Registrant’s telephone number, including area code: (805) 388-3700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 29, 2007, Vitesse Semiconductor Corporation (the “Company”) completed the sale of certain assets, including intellectual property, contracts, inventory and equipment relating to the Enclosure Management, Serial Attached SCSI (SAS), Serial Attached ATA (SATA) expander and Baseboard Management products developed and sold by the Company's storage products division (the “Transferred Assets”) to Maxim Integrated Products, Inc., a Delaware corporation (“Buyer”). The consideration received at closing consisted of approximately $63 million in cash and the assumption of certain liabilities primarily related to the Transferred Assets. Pursuant to the terms of the Asset Purchase Agreement, dated August 23, 2007, between the Company and Buyer (the “Purchase Agreement”), additional earn-out payments, not to exceed $12 million in the aggregate, may be payable, subject to the attainment of certain commercial milestones by Buyer over the remainder of the Company's 2008 fiscal year. The other terms of the disposition are set forth in the Purchase Agreement, which is attached as Exhibit 10.1 to the Company’s Form 8-K filed on August 29, 2007 and incorporated herein by reference. In connection with the sale, the Company and Buyer also entered into a transition services agreement and a lease agreement.

The Company and the Buyer have entered into an Intellectual Property Assignment and License Agreement, dated as of October 29, 2007 (the “Intellectual Property Agreement”), pursuant to which, among other things, the Company (i) assigned to Buyer the rights to certain technology related to the Transferred Assets, portions of which technology has been licensed back to the Company, and (ii) licensed to Buyer the rights to certain other technology, including patents, related to the Transferred Assets. Licenses granted by the Company of certain technology are subject to certain restrictions set forth in the Intellectual Property Agreement for three years commencing on the date of signing. The consideration paid under the Purchase Agreement, as described above, includes the consideration for the intellectual property rights assigned or licensed under the Intellectual Property Agreement. A copy of the Intellectual Property Agreement is included in this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On October 29, 2007, Vitesse Semiconductor Corporation (the “Company”) paid in full all amounts outstanding under, and terminated, the Fourth Amended and Restated Loan Agreement, dated as of June 20, 2006, by and among the Company, certain subsidiaries of the Company named therein, the Lenders named therein and Obsidian, LLC, as Agent and Collateral Agent (the “2006 Loan Agreement”). The total amount paid under the 2006 Loan Agreement was $76,183,445, which included a “make-whole “ payment of $4,873,796. As a result, Amendment No.1, dated as of October 10, 2007, to the 2006 Loan Agreement, included as an Exhibit to the Company’s Form 8-K filed October 15, 2007, including the Warrant referred to therein, are not operative.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 29, 2007, the Company executed and delivered a Term Note in the aggregate principal amount of $30 million to Whitebox VSC, Ltd. (“Whitebox”) to evidence a $30 million loan to the Company under the Loan Agreement, dated as of August 23, 2007 (the “Whitebox Loan Agreement”), between the Company and Whitebox, as Lender and Agent. A copy of the Term Note is attached to this Form 8-K as Exhibit 4.1 and is incorporated herein by reference. A copy of the Whitebox Loan Agreement governing the terms of the Term Note was previously included as Exhibit 10.3 to the Company’s Form 8-K filed on August 29, 2007 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2007, the Board of Directors of the Company appointed Guy W. Adams as a Director of the Company and as a member of Audit and Compensation Committees of the Board of Directors of the Company.

Mr. Adams is the managing director of GWA Capital Partners LLC, which is the managing member of GWA Investments, LLC and the general partner of GWA Master Fund, L.P., where he has served since 2002. GWA Investments, LLC is an investment fund investing in publicly traded securities managed by GWA Capital Partners LLC, a registered investment advisor. Prior to 2002, Mr. Adams was the President of GWA Capital, which he founded in 1996 to invest his own capital in public and private equity transactions. Mr. Adams is currently a member of the board of trustees of Mercer International Inc., where he has served since August 2003. Mr. Adams earned an MBA from Harvard Business School and a B.S. in Petroleum Engineering from Louisiana State University.

Pursuant to the terms of the Company’s Amended and Restated 2001 Stock Incentive Plan, on October 25, 2007, Mr. Adams was granted an option to purchase 75,000 shares of the common stock of the Company at an exercise price of $1.08 per share. The options vest in installments cumulatively as to 2% of the aggregate options for each full month following the date of grant that he remains a director. Mr. Adams also executed an Indemnity Agreement with the Company that is substantially the same as the Indemnity Agreements with all the directors of the Company, the form of which was included as Exhibit 10.1 to the Company’s Form 8-K filed August 22, 2007.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	Term Note, dated October 26, 2007, to Whitebox VSC, Ltd.
10.1	Intellectual Property Assignment and License Agreement, dated as of October 29, 2007, between Vitesse Semiconductor and Maxim Integrated Products, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 31, 2007

VITESSE SEMICONDUCTOR CORPORATION

By:	/s/ MICHAEL B. GREEN Michael B. Green Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
4.1	Term Note, dated October 26, 2007, to Whitebox VSC, Ltd.
10.1	Intellectual Property Assignment and License Agreement, dated as of October 29, 2007, between Vitesse Semiconductor and Maxim Integrated Products, Inc.